UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                                           January 15, 1994

Via Facsimile [(212) 455-2502] and U.S. Mail
- --------------------------------------------

Stop 3-4

John Finley, Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY  10017

Re:  Paramount Communications, Inc. (the "Company")
     Schedule 14D-9, as amended, (with respect to the tender offer by QVC Network)
     File No. 5-10760

Dear Mr. Finley:

     This will confirm your conversation yesterday with Lloyd Spencer of the staff.

     In that conversation you requested guidance on the staff's position about the minimum length of time an offer must remain open after a change in the back-end consideration of a two-tier tender offer. You were informed that it is the staff's position that an offer must remain open for a minimum of ten business days after notice of such change to the back-end consideration is first published or sent or given to security holders. See Exchange Act Release No. 23421 (July 11, 1986), fn. 70.

     The staff assumes that such information will be provided to both QVC and Viacom in the course of Paramount's administration of its bidding procedures.

     Any additional questions regarding the above issue may be addressed the undersigned or to Lloyd Spencer at (202) 272-3097.

                                               Sincerely,

                                               /s/ Gregg W. Corso

                                               Gregg W. Corso
                                               Chief
                                               Office of Tender Offers